UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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INTERNATIONAL BANCSHARES CORPORATION
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April 15, 2019

My Fellow Shareholders:

        Once again, we are preparing for our Annual Shareholders' Meeting on Monday, May 20, 2019, at 5:00 PM. We encourage everyone to arrive no later than 4:30 p.m. to avoid delays. The meeting will be held at the IBC Annex Building at 2416 Jacaman Rd. Laredo, Texas 78041. In 2016, we celebrated our 50th anniversary and vowed to continue working hard to achieve another successful 50 years. Without a doubt, 2018 set a new standard for success which I look forward to reporting to you at the meeting.

        In preparation for the meeting, I'm enclosing the Annual Report to Shareholders containing financial statements audited by RSM US LLP, as well as the formal Notice of Annual Meeting of Shareholders, Proxy Statement and a Proxy Card. The Proxy Card has been provided for the purpose of voting on the election of Directors and other issues to be presented at the meeting. In order to have a quorum at the meeting, I urge you to complete and sign the Proxy Card and return it in the enclosed self-addressed envelope.

        I am overwhelmed with the results of 2018. I'm very happy to report, that IBC achieved the best return in its history coming off of a 2017 year that broke all records. We continued to maintain our focus on revenue performance and cost controls and with the substantial lift from the federal tax cut, IBC delivered exceptional profits. As we move forward, excellence must continue to be the objective to sustain our record of being a high performance bank. You have my commitment to keep that focus.

	2017	2018
Net Income	$157,436,000	$215,931,000
Total Assets	$12,184,698,000	$11,871,952,000
Return on Your Shareholders' Equity	8.62%	11.22%
Book Value of Each of Your Common Shares	$29.28	$31.33
Basic Earnings per Share—Adjusted for Dividends	$2.38	$3.27

        Your management team has been extremely focused on building strength throughout our system. We have been dedicated to improving the quality of our balance sheet, building our capital strength, controlling expenses and maintaining strong earnings. I am happy to report that we have been successful with each of these initiatives, which is clearly reflected in the data above and in our Annual Report.

        On March 15, 2019, your Board of Directors approved a fifty cents ($.50) per share cash dividend payable to all holders of common stock, $1.00 par value, of record on April 1, 2019. This dividend represented an 8 cents per share or 19% increase from the previous cash dividend of 42 cents ($.42) per share paid on October 16, 2018. This significant increase follows a 27% increase in the cash dividend from the 33 cents ($.33) per share paid in April, 2018. The Board supports this action because it believes that this increased cash dividend will add value to your shares and will provide an additional incentive to hold the stock of IBC. This cash dividend is either enclosed with this mailing or has been deposited directly into the account you have provided. To improve our dividend payment process, we urge you to select direct deposit to receive your cash dividend.

        This is my 44th year of service to IBC. We have reached milestones that fill all of us at IBC with a great deal of pride and joy in knowing that we have delivered exceptional performance for each shareholder and have continued our legacy as a successful community bank serving 89 towns and cities throughout Texas and Oklahoma. Community service is our mantra, and the pride of living our motto "We do More" every day in every market is what we strive to achieve.

        We will have a social time immediately following our business session to celebrate and to provide you an opportunity to visit with your staff and enjoy the evening. Just one last reminder, the meeting will begin promptly at 5:00 pm and it will be held at the IBC Annex Building on Jacaman Road. Please plan on arriving early in order to be assembled for the start of the meeting.

Sincerely yours,

Dennis E. Nixon President

Enclosures